CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of October 1, 2004 (the “Effective Date”), by and between Endavo, Inc., a Delaware corporation (the “Company”), and Mark S. Hewitt (“Consultant” or “Hewitt”).

RECITALS

A. The Company desires to avail itself of the experience, advice, and assistance of Consultant.

B. Consultant is willing to make available to the Company Consultant’s experience, advice, and assistance.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Consultant agree as follows:

1.  Services.
(a)  During the Term (as defined below), Consultant agrees to cause Consultant to serve as the Chief Technical Officer of the Company and to undertake such duties and responsibilities that are customary for the principal technical officer of other similar companies in the Company's line of business, subject at all times to the direction and control of the Board of Directors. In addition, until such time as the Company retains the services of a Chief Operating Officer, Consultant shall also provide certain duties and responsibilities typically undertaken by the principal operating officer of a similar company, including the direct management of the Company’s daily operations and operating personnel.

(b)  Consultant shall cause Hewitt to provide the services to be performed by him hereunder (the “Services”) from time to time at mutually agreeable times and places. Consultant and Hewitt shall be free to provide services to other companies during the term of this engagement, provided that such services do not conflict with or impair Consultant’s ability to provide the Services to the Company

(c)  The Company shall cause Hewitt to remain elected to the Company’s Board of Directors (the "Board") and shall serve on the Board until his successor is duly elected and qualified or until his earlier resignation.

2.  Term of Agreement; Termination.

(a)  The Company agrees to retain Consultant on the terms and conditions of this Agreement for a period commencing as of October 1, 2004 and continuing until December 31, 2004 or such shorter period as may be provided for herein (the “Initial Term”). The Initial Term of this Agreement may be renewed for such additional period or periods as the parties may mutually agree (each, a “Renewal Terms”). The Initial Term, the First Renewal Term and, if this Agreement is renewed, Renewal Terms are referred to as the “Term.”

(b)  Consultant may terminate this Agreement at any time, for any reason or no reason, upon 10 days’ prior written notice to the Company. Upon the expiration or termination of this Agreement for any reason: (i) each party will be released from all obligations to the other arising after the date of expiration or termination, except that the obligations under Sections 3 (with respect to any payments due to Consultant up to and including the termination date), 4, 5 and 10 will continue after such expiration or termination, and neither party will be relieved from any liability for breach of this Agreement; and (ii) the election by Consultant to terminate this Agreement in accordance with its terms will not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity will survive any termination.

3.  Compensation; Reimbursement of Expenses.

(a)  As full compensation for Consultant for the Services to be rendered to the Company hereunder, the Company shall pay Consultant a monthly consulting fee (the “Consulting Fee”) in an amount of cash equaling $15,000. The monthly Consulting Fee shall be payable on the Company’s regular payroll dates, commencing as of October 1, 2004, and shall be non-refundable and non-recoupable in the event of termination of this Agreement prior to the end of any month.

(b)  In addition to any amounts payable hereunder to Consultant, in the event the Company completes a “Corporate Transaction” with a third party, the Company will pay to Consultant in cash at the closing of such Corporate Transaction, an amount equal to 3% of the cash value of the Corporate Transaction (as determined by the Company and Consultant in good faith). Deducted from this amount shall be amounts paid by the Company in consulting fees under this contract in section 3(a) above. The company also agrees to issue to the Consultant such number of Non-Qualified Sock Options as equals 5% of the amount of shares of the Company’s common stock issued Company in such Corporate Transaction (or in the event the Company issues debt or equity securities convertible into common stock, 5% of the number of shares of the Company’s common stock that may be issued upon conversion of such securities). Such options shall have a term of ten years and shall be exercisable at a price of fair market value of the Company’s common stock on the date of closing of the Corporate Transaction. For purpose of this Agreement, “Corporate Transaction” means a debt or equity financing by the Company in the amount of or exceeding $250,000 (any equity or credit line, “tranched”, or similar multi-closing financings by the same investor or group of investors shall be considered to be one transaction for the purpose of this definition), any merger or consolidation of the Company with or into other company, sale of all of substantially all of the Company’s assets of the acquisition of the equity capital stock or assets of any other company, other than in the ordinary course of business.

(c)  Stock Options.

(i)  Upon execution of this Agreement, the Company shall grant Hewitt a non-qualified incentive stock option (the "Stock Option"), pursuant to the Company’s Employee Stock Option Plan equaling five percent (5%) of the fully-diluted outstanding shares of common stock of the Company, including preferred shares, options, warrants, or other similar securities outstanding, at an exercise price equal to the closing sales price of the Company’s common stock on the last trading day prior to the Effective Date of this Agreement. The Stock Options shall vest at the end of the Initial Term of this agreement and shall be exercisable until September 30, 2014 (the “Expiration Date”).

(ii)  Contract Renewal Options. Pursuant to the an Initial or Subsequent Renewal Agreement, the amount of options originally issued shall be adjusted, if necessary, to reflect a total amount issued that equals five percent (5%) of the fully-diluted outstanding shares of common stock of the Company, including preferred shares, options, warrants, or other similar securities outstanding, on the First Renewal Date. If new options are issued to complete the adjustment, then they shall be issued with an exercise price equal to the closing sales price of the Company’s common stock on the last trading day prior to the Renewal Date of this Agreement and shall vest upon the expiration of the Initial or Subsequent Renewal Term.

(iii)  Any part of the Stock Option that shall have become vested on or prior to the termination or expiration of this Agreement shall remain exercisable until the Expiration Date. Upon termination of this Agreement by Consultant prior to the expiration of the Term, any unvested Stock Options shall expire and cease to be exercisable.

(iv)  The Company agrees to cause any and all shares of the Company’s common stock issuable upon exercise of the Stock Option to be registered on registration statement on Form S-8 as promptly as practicable after the date hereof (and in any event within 120 days from the date the options become vested).

(d)  The Company shall promptly reimburse Consultant for all out-of-pocket expenses incurred by it or Hewitt in the performance of its or his obligations hereunder, including without limitation, all expenses incurred by Hewitt during the period he is performing services at the Company’s offices in Salt Lake City, Utah, upon submission of appropriate receipts; provided, however that any single cost or expense in excess of $1,000 shall be subject to the prior approval of the Company. In addition, the Company shall reimburse Consultant for its legal costs in preparing and negotiating this Agreement.

4.  Pre-existing Works. Company understands and agrees that Consultant utilizes certain pre-existing source and object codes, flow charts, algorithms, compilers, assemblers, coding sheets, design concepts, routines and sub-routines, as well as service utilities which are basic building blocks of Consultant's products. Company further understands and agrees that these materials and information, as well as derivative works which contain such materials and information, while used to develop the software described in the SOW, shall not be considered “works made for hire” as such term is defined in 17 U.S.C. §101, are excluded from the work defined in this agreement, and shall remain the property of Consultant. Consultant agrees to make the Company aware of such pre-existing works by providing written documentation to support ownership.

5.  Endavo Property. For any equipment, software or documentation Company provides to Consultant for work done under this agreement (“Property”), Consultant shall exercise at least a reasonable degree of care to protect the Property, and Consultant shall have risk of loss or damage to the Property. Title to the Property shall remain with Company or its owner(s). Upon completion or termination of this agreement, the Property shall be returned to Company in the same condition as when provided by the Company, except with reasonable wear and tear.

6.  Indemnification; Limitation of Liability.

(a)  Consultant shall not have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement, except for the liability for losses, claims, damages or liabilities finally judicially determined to have resulted from Consultant’s willful misconduct or gross negligence. In no event shall Consultant be liable to the Company for any loss of its profits or for any incidental, special, exemplary, or consequential damages.

(b)  The Company shall indemnify Consultant and its affiliates and their respective directors, officers, employees, agents and controlling persons (each, a “Consultant Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses (collectively, “Damages”) as the same are incurred (including, without limitation, any actual, legal or other expenses reasonably incurred in connection with investigation, preparing to defend or defending against any action, claim, suit or proceeding commenced or threatened, or in appearing or preparing for pretrial proceedings) which arise out of or in connection with this Agreement or the performance of the Services pursuant to this Agreement; provided that the Company shall not be liable for any Damages to the extent they arise from the willful misconduct or gross negligence of the Consultant Indemnified Party, and provided further that such Consultant Indemnified Party agrees to refund such reimbursed expenses if and to the extent it in finally judicially determined that such Consultant Indemnified Party is not entitled to indemnification.

(c)  The Company agrees to maintain in effect its current Directors’ and Officers’ liability insurance with coverage of at least $5,000,000 per incident, to cause Hewitt to be a covered party thereunder and to give Hewitt at least 30 days prior to the expiration or termination thereof.

7.  Confidential Information. Consultant agrees not to reveal or disclose to the public or any third person any Non-Public Information (as defined below) without the Company’s consent, unless required by any court or governmental or regulatory authority, board or agency. Consultant agrees to use the same degree of care in protecting the Non-Public Information of the Company as it uses in protecting its own confidential information and agrees not to make use of such Non-Public Information other than in connection with its performance of this Agreement. “Non-Public Information” shall mean any information pertaining to the business, properties or financial status of the Company provided by the Company to Consultant, provided that Non-Public Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant, (ii) was available to Consultant prior to its disclosure to Consultant by the Company, provided that such information is not known by Consultant to be subject to another confidentiality agreement with another party, or (iii) becomes available to Consultant on a non-confidential basis from a source other than the Company, provided that, to the knowledge of Consultant, such source is not bound by a confidential agreement with the Company. Upon termination of this Agreement and at the written request of the Company, any original documentation provided by the Company to Consultant will be returned by Consultant. Consultant will require similar confidentiality agreements from its employees or agents where it reasonably believes they will come in contact with Non-Public Information of the Company.

8.  Independent Contractor. At all times during the Term, Consultant is and shall be an independent contractor in providing the Services hereunder, with the sole right to supervise, manage, operate, control, and direct the performance incident to the Services. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever as partner, joint venturer, employer, employee, principal, or agent for either the Company or Consultant with respect to the indebtedness, liabilities, or obligations of each other or of any other person or entity.

9.  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, to the addresses set forth below:

If to the Company, to:	Endavo Media & Communications, Inc. 50 West Broadway #1100 Salt Lake City, UT 84101 Attention: Chairman of the Board Facsimile Number: (801) 933-5640 Phone Number: (801) 350-2017

If to Consultant, to:	Mark S Hewitt 6900 Corral Gate Lane Sarasota, FL 34241 Telephone Number: (941) 923-7718

Each such notice shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received. Any party may change its address for purposes of this Section by giving written notice of such change to all other parties in the manner hereinabove provided.

10.  Binding Effect. This Agreement shall be binding upon Consultant and the Company and their respective successors and permitted and assigns.

11.  Assignment. Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express consent of the other party (which consent may be granted or withheld in the sole and absolute discretion of such other party).

12.  Governing Law; Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to any conflicts of law provisions. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in the New York City, New York, unless otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

13.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

14.  Counterparts. This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

15.  Amendment. This Agreement may not be changed, modified or discharged, in whole or in part, nor may any of its provisions be waived, except by a written instrument that expressly refers to this Agreement and that is executed by the party against whom enforcement of the change, modification, discharge or waiver is sought. Any waiver by any party of a breach of any provision of this Agreement shall not operate as, or be construed to be a waiver of, any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to assert any of its rights under this Agreement shall not constitute a waiver of any of such rights.

16.  Entire Agreement. This Agreement (including any Exhibits hereto and the documents delivered pursuant hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter.

17.  Headings. The various titles of the paragraphs, captions, headings, and arrangements herein are used solely for convenience, shall not be used for interpreting or construing any word, clause, paragraph, or subparagraph of this Agreement, and do not in any way affect, limit, amplify, or modify the terms hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

By:	/s/ Paul D. Hamm
Name:
Title:

CONSULTANT:

By:	/s/ Mark S. Hewitt
Mark S. Hewitt

Exhibit A

Stock Option Agreement